Exhibit 10.12

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), entered into on January 1, 2023, (“Effective Date”), between Squarex Pharmaceutical Corporation, a Delaware corporation (the “Company”), and Hugh McTavish (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to employ the Executive in the position set forth below, and the Executive desires to serve in that capacity.

NOW, THEREFORE, in consideration of the foregoing premises, the Company and Executive hereby agree as follows:

1. Position, Duties and Location.

(a) Subject to the terms hereof, the Company hereby employs Executive as Chief Executive Officer and President, and Executive accepts such employment with the Company on the terms set forth in this Agreement. In such capacity, Executive shall perform the duties appropriate to such office or position, and such other duties and responsibilities commensurate with such position as are assigned to him from time to time by the Board or its designees.

(b) Executive shall devote his full working time and best efforts to the performance of his duties under this Agreement for and on behalf of the Company and shall not engage in any activity in competition with or detrimental to the Company. Notwithstanding the foregoing, Executive shall be permitted (i) to serve on corporate, civic or charitable boards or committees, so long as the Board consents in advance in writing to such activities, such consent not to be unreasonably withheld, and such activities do not materially interfere with the performance of his responsibilities as an Executive of the Company in accordance with this Agreement. The Executive shall not require prior Board approval or be prohibited from serving on those charitable or corporate Boards he currently is appointed to.

2. Term. Unless earlier terminated as provided herein, Executive’s employment under this Agreement shall be for an initial term commencing on the Effective Date and ending on the second (2nd) anniversary of the Effective Date (the “Initial Term”). Unless earlier terminated as set forth herein, at the conclusion of the Initial Term, this Agreement shall automatically renew for additional one-year renewal terms (each a “Renewal Term”), unless either Executive or the Company notifies the other in writing of its desire not to renew this Agreement at least ninety (90) days prior to the conclusion of the Initial Term or any subsequent Renewal Term. The date on which this Agreement is terminated or expires as provided herein is herein called the “Termination Date,” and the period from the Effective Date through the Termination Date is herein called the “Term.”

3. Compensation.

(a) Base Salary. In consideration of the services rendered by Executive, and subject to the terms and conditions hereof, the Company shall pay Executive during the Term a monthly base salary of $8,015 until the date of an initial public offering of the Company’s securities in which the Company raises no less than $6,000,000 and thereafter an annual base salary of $325,000 (the “Base Salary”). The Base Salary shall be subject to increase, if at all, based on an annual salary review by the Board (or a committee thereof) in its sole discretion, on or before each anniversary of the Effective Date. The Base Salary shall be payable in accordance with the Company’s payroll practices as in effect from time to time.

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(b) Bonus: At the discretion of the Board, Executive shall receive a cash bonus on the first anniversary of the Effective Date if he is then employed by the Company and on each anniversary thereafter if he is then employed by the Company. The cash bonus on each occasion will be 30-40% of his then annual base salary.

(c) Stock Options. On the date hereof, Executive shall be granted incentive stock options to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.00 per share pursuant to the terms and conditions of the Company’s 2023 Equity Incentive Plan (the “Plan”). One third of the options shall vest immediately. The balance shall vest in 36 equal monthly installments over a 35-month period commencing one month after the Effective Date.

(d) Vacation. Executive shall receive vacation in accordance with the policies of the Company; provided, however, that Executive shall be given at a minimum four (4) weeks of vacation per calendar year (and pro-rated for any partial calendar year).

(e) Benefits. During the Term, Executive shall be entitled to participate in any other Executive benefit plans, including without limitation, stock grants or incentive equity arrangements, Company sponsored health care coverage, generally provided by the Company to its full-time Executives from time to time; provided that until such time that the Company adopts a Company-wide health plan it shall reimburse Executive for the reasonable cost of purchasing a private health plan for himself but not for his dependents.

(f) Expense Reimbursement. During the Term, Executive shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted from time to time, for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive’s duties of employment hereunder. Unless the expense policies provide otherwise, Executive shall submit prompt written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, and reimbursement payments shall be made as soon as practicable after the Company’s receipt of Executive’s written request.

4. Restrictive Covenants.

(a) Executive recognizes that the services to be performed pursuant to this Agreement are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company’s goodwill that Executive agree, and accordingly, Executive does hereby agree and covenant (the “Covenant Not to Compete”), that Executive will not, directly or indirectly, except for the benefit of the Company:

(i) become an officer, director, more than 5% stockholder, partner, Executive, proprietor, creditor or co-venturer of any corporation, firm or business engaged in the Territory (as hereinafter defined) in the Same Business as that of the Company (including the Company’s present and future subsidiaries and affiliates) as such business shall exist on the day hereof and during the Employment Period, with the “Same Business” defined narrowly as a pharmaceutical company with a drug in clinical trials for the same indication or for sale for the same indication as a drug in clinical trials of the Company; or

(ii) solicit, or cause or authorize, directly or indirectly, to be solicited for employment for or on behalf of himself or third parties, any persons who were at any time during the Employment Period hereunder, Executives of the Company (including the Company’s present and future subsidiaries and affiliates) (except for general solicitations made to the public at large); or

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(iii) employ or cause or authorize, directly or indirectly, to be employed for or on behalf of himself or third parties, any such Executives of the Company (including the Company’s present and future subsidiaries and affiliates); or

(iv) use the tradenames, trademarks, or trade dress of any of the products or services of the Company (including the Company’s present and future subsidiaries and affiliates); or any substantially similar tradename, trademark or trade dress likely to cause, or having the effect of causing, confusion in the minds of manufacturers, customers, suppliers and retail outlets and the public generally.

The solicitation or acceptance of orders outside the Territory for shipment to, or delivery in, any of part of the Territory shall constitute doing business in the Territory in violation of this Covenant.

Executive acknowledges Executive’s intention that the Company shall have the broadest possible protection of the value of the business in the Territory consistent with public policy, and it will not violate the intent of the parties if any court should determine that, consistent with established precedent of the forum state, the public policy of such state requires a more limited restriction in geographical area or duration of the aforesaid covenant not to compete, contained in an appropriate decree.

(b) The term of Executive’s Covenant Not to Compete with the Company as set forth in this Section 4, shall commence on the date of Executive’s last day of employment with the Company, pursuant to this Agreement or otherwise, regardless of the reason for the termination of such employment, and shall terminate one year thereafter. The term of this Covenant Not to Compete as it relates to Executive under this Section is referred to hereinafter as “Executive’s Term.”

(c) The territory of this Agreement shall consist of all geographic locations where the Company operates directly or indirectly, including without limitation, through distributors, resellers or agents.

(d) Executive covenants and agrees not to make any statements of any kind, oral or written, that are derogatory or disparaging toward the Company or the management, products, Executives, customers or services of the Company; provided, however, that nothing contained herein shall limit Executive’s obligation to give truthful testimony to a court or governmental agency, when required to do so by subpoena, court order, law or administrative regulation.

5. Assignment of Intellectual Property. Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all his right, title, and interest in and to any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the service of the Company (collectively referred to as “Intellectual Property”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by Executive for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company (collectively referred to as “Intellectual Property”). The Intellectual Property will be the sole and exclusive property of the Company. Executive further acknowledges that all Intellectual Property deemed original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s relationship with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then Executive will and hereby does assign all of Executive’s right, title and interest in such Intellectual Property to the Company.

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6. Confidentiality; Return of Property. The Executive acknowledges that during the Employment Period, Executive will receive Confidential Information from the Company and affiliates of the Company (each a “Relevant Entity”). Accordingly, the Executive agrees that during the Employment Period and thereafter, the Executive and Executive’s affiliates shall not, except in the performance of Executive’s obligations to the Company hereunder or as may otherwise be approved in advance by the Company, directly or indirectly, disclose or use (except for the direct benefit of the Company) any Confidential Information that Executive may learn or has learned by reason of Executive’s association with any Relevant Entity. Upon termination of this Agreement for any reason, the Executive shall promptly return to the Company any and all properties, records or papers of any Relevant Entity that may have been in Executive’s possession at the time of termination, whether prepared by the Executive or others, including, but not limited to, confidential information and keys. For purposes of this Agreement, “Confidential Information” includes all data, analyses, reports, interpretations, forecasts, documents and information concerning a Relevant Entity and its affairs, including, without limitation with respect to clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities, (i) that the Company reasonably believes are confidential or (ii) the disclosure of which could be injurious to a Relevant Entity or beneficial to competitors of a Relevant Entity, but shall exclude any information that (x) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law, (y) is or becomes publicly available prior to the Executive’s disclosure or use of the information in a manner violative of the second sentence of this Section 5, or (z) is rightfully received by Executive without restriction or disclosure from a third party legally entitled to possess and to disclose such information without restriction (other than information that he may learn or has learned by reason of Executive’s association with any Relevant Entity). For purposes of this Agreement, “affiliate” means any person or entity that, directly or indirectly, is controlled by, or under common control with another person. For purposes of this definition, the terms “controlled” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting stock, by contract or otherwise.

7. Injunctive Relief. Notwithstanding any other provisions of this Agreement, Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of Sections 4, 5 and 6, Employer shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damage or posting any bond or other security, and without prejudice to any other remedies that may be available at law or in equity.

8. Termination.

(a) This Agreement may be terminated during the Term as follows:

(i) by mutual agreement of the Company and Executive;

(ii) by the Company immediately, without any advance notice from the Company, for Cause (as hereinafter defined);

(iii) by the Company, upon the death or Disability of Executive;

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(iv) by the Company, upon thirty (30) days prior written notice, without Cause;

(v) by Executive, upon ninety (30) days prior written notice, without Good Reason; or

(vi) by Executive, immediately, without any advance notice from Executive, for Good Reason (as hereinafter defined).

(b) Upon Executive’s separation from service following the termination or expiration of this Agreement, the Company shall pay to Executive the following: (i) all Base Salary earned or accrued through the Termination Date; (ii) all accrued and unused vacation time for the calendar year in which the Termination Date occurs; and (iii) reimbursement for any expenses under Section 3(e) that were incurred by Executive prior to the Termination Date.

(c) If this Agreement is terminated pursuant to Section 8(a)(ii) (by the Company for Cause), pursuant to Section 8(a)(iii) (death or Disability of Executive), pursuant to Section 8(a)(v) (by Executive without Good Reason), or due to Executive providing notice to the Company that Executive is not renewing this Agreement pursuant to the provisions of Section 2, then Executive shall only be entitled to receive those payments set forth in Section 8(b), and Executive shall not be entitled to any further payments whatsoever.

(d) If this Agreement is terminated pursuant to Section (a)(i) (mutual agreement), pursuant to Section 8(a)(iv) (by the Company without Cause), pursuant to Section 8(a)(vi) (by Executive with Good Reason) or due to the Company providing notice to Executive that the Company is not renewing this Agreement pursuant to the provisions of Section 2, then, in addition to the payments set forth in Section 8(b) above, the Company shall pay Executive six (6) months of Base Salary, at the rate in effect as of the Termination Date, which payments shall commence within thirty (30) days following Executive’s separation from service, payable as described in Section 8(e), and which shall be made in accordance with the regular payroll practices of the Company (the “Separation Payments”). Additionally, all of the Executive’s unvested stock options scheduled to vest during the three (3) months following the Termination Date shall vest on the Termination Date, and no unvested stock options shall vest after that time, and the Executive may exercise such vested options shall be extended in accordance with the Plan until the first anniversary of the Termination Date. In the event of a conflict between this Agreement and the Plan, the terms of the Plan will prevail.

(e) In the event of a Change of Control, all unvested Options granted hereunder shall vest immediately and may be exercised for a period of three months after the effective date of the Change in Control.

(f) To receive the Separation Payments described in Section 8(d), Executive must execute, not later than ten (10) days following Executive’s separation from service a release of claims against the Company, its affiliates and their respective managers, directors, officers and equity holders, in the form and substance of Exhibit A, and Executive must not have thereafter revoked such release. If Executive has not executed the release of claims in favor of the Company and returned it to the Company by the date the payment described in Section 8(d) becomes due or if Executive revokes an executed release, Executive shall forfeit all rights to such payment under this Agreement.

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(g) As used herein, the term

(i) “Cause” means commission by Executive of a felony; Executive’s insobriety, use of illegal drugs, abuse of prescription drugs or abuse of alcohol; Executive’s engaging in fraud, misappropriation, embezzlement, deceit or other unlawful act or similar acts involving dishonesty or moral turpitude on the part of Executive; Executive’s insubordination, commission of an act of dishonesty, gross negligence, self-dealing, willful misconduct, deceit or other unlawful act in connection with the performance of Executive’s duties hereunder, including without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company; Executive’s willful act or gross negligence having the effect of injuring the reputation, business or business relationships of the Company and its subsidiaries or affiliates; Executive’s disregard of (A) any provision of any policy, work rule, procedure or standard of the Company; or (B) any directive of the Company or the Board; Executive’s violation of any fiduciary obligation to the Company; Executive’s violation of any provision of the policies, work rules, procedures or standards of the Company; Executive’s failure to perform his duties under this Agreement; or Executive’s violation of any covenant or obligation under this Agreement or any other agreement with the Company.

(ii) “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events

a. any person becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

b. there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

c. there is consummated a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company.

Notwithstanding the foregoing definition, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(iii) “Good Reason” means (w) a reduction by the Company of Executive’s salary, benefits or any other form of remuneration or perquisites, provided such reduction is not applied to all similarly situated Executives in the same fashion; (x) a material change in the Executives title and/or responsibilities; (y) a requirement that Executive work at a location more than thirty (30) miles from his home or (z) any breach by the Company of any material provision of this Agreement after written notice by Executive thereof, and such breach remaining uncured following an opportunity for Company to cure same within thirty (30) days of the receipt of such notice.

(iv) “Separation from service” means the date of Executive’s “separation from service” as defined by Section 409A of the Internal Code Revenue Code of 1986, as amended, and the Treasury regulations and formal guidance issued thereunder.

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9. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

10. Miscellaneous.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Hugh McTavish

7460 Pinehurst Road

Pine Springs, MN 55115

If to the Company:

Wayne I. Danson

Squarex Pharmaceutical Corporation

1000 Westgate Drive, Suite 1010

Saint Paul, MN 55114

Email: wayne@dansonpartners.com

With a copy to:

Louis A. Brilleman, Esq.

Email: lbrilleman@lbcounsel.com

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 9. Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e) The failure of the Executive or the Company to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof.

(g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall constitute one instrument.

[signature page follows]

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

SQUAREX PHARMACEUTICAL CORPORATION

By:	/s/
Name:	Wayne Danson
Title:	Director, Compensation Committe Chair

EXECUTIVE:

/s/
Hugh McTavish

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EXHIBIT A

CONFIDENTIAL GENERAL RELEASE

In consideration of the promises, rights and benefits set forth in the Employment Agreement dated as of January 1, 2023, (the “Agreement”) by and between Squarex Pharmaceutical Corporation, a Delaware corporation (the “Company”), and Hugh McTavish, an individual resident of the State of Minnesota (“Executive”), Executive hereby executes this Confidential General Release (“Release”):

1. Executive hereby releases the Company, its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, related companies, entities or divisions, its or their past and present Executive benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past and present officers, directors, partners, insurers, equity holders, agents, representatives, attorneys and Executives, including, without limitation, each of their affiliates (all collectively included in the term “Company” for purposes of this Release), from any and all claims, demands or causes of action which Executive, or Executive’s heirs, executors, administrators, agents, attorneys, representatives or assigns (all collectively included in the term “Executive” for purposes of this Release), have, had or may have against the Company, based on any events or circumstances arising or occurring prior to and including the date of Executive’s execution of this Release to the fullest extent permitted by law, regardless of whether such claims are now known or are later discovered, including but not limited to, any claims relating to Executive’s employment or termination of employment by the Company, any rights of continued employment, reinstatement or reemployment by Company, and any costs or attorneys’ fees incurred by Executive (each individually included in the term “Claim” or collectively in the term “Claims”); provided, however, Executive is not waiving, releasing or giving up any rights to vested benefits under any pension or savings plan, or to enforce the Agreement, or any other rights which cannot be waived as a matter of law. In the event any Claim or suit attributed to a Claim is filed on Executive’s behalf, Executive waives any and all rights to receive monetary damages or injunctive relief in favor of Executive.

2. Executive agrees and acknowledges: that, except for any rights to vested benefits under any pension or savings plan, or to enforce this Agreement, or any other rights which cannot be waived as a matter of law, this Release is intended to be a general release that extinguishes all claims by Executive against the Company; that Executive is waiving any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Executive Retirement Income Security Act, and all other federal, state and local statutes, acts, ordinances and common law, including, but not limited to, any and all claims alleging personal injury, emotional distress or other torts, or breach of contract, to the fullest extent permitted by law; that Executive is waiving all claims against the Company, known or unknown, arising or occurring prior to and including the date of Executive’s execution of this Release; that the consideration that Executive will receive in exchange for Executive’s waiver of the claims specified herein exceeds anything of value to which Executive is already entitled; that Executive was hereby informed by the Company in writing to consult with an attorney to consider this Release; that Executive has entered into this Release knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and having received advice from counsel of Executive’s choosing; and that Executive has had a reasonable period of time within which to consider this Release. Executive represents that Executive has not assigned any claim against the Company to any person or entity. Executive agrees not to apply for or seek future employment by the Company.

Executive acknowledges that Executive may hereafter discover facts different from or in addition to those it now knows or believes to be true with respect to the matters released herein. Executive acknowledges that the releases contained herein shall remain effective in all respects notwithstanding such different or additional facts.

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3. Notwithstanding anything to the contrary contained in Section 2, Executive will remain eligible for indemnification pursuant to the provisions of the Company’s organizational documents, including its articles of incorporation and bylaws.

4. Executive agrees to keep the terms of this Release confidential and not to disclose the terms of this Release to anyone except to Executive’s attorneys, tax consultants or as otherwise required by law, and agrees to take all steps necessary to assure confidentiality by those recipients of this information.

5. Executive hereby agrees and acknowledges that Executive has carefully read this Release, fully understands what this Release means, and is signing this Release knowingly and voluntarily, that no other promises or agreements have been made to Executive other than those set forth in the Agreement or this Release, and that Executive has not relied on any statement by anyone associated with Company that is not contained in the Agreement or this Release in deciding to sign this Release.

6. The rights and obligations of the parties under this Release shall be construed in accordance with the laws of the State of Minnesota, and all disputes arising under this Release shall be submitted to the courts in Minnesota.

Executive will deliver an executed copy of the Release to:

Wayne I. Danson

Squarex Pharmaceutical Corporation

1000 Westgate Drive, Suite 1010

Saint Paul, MN 55114

Email: wayne@dansonpartners.com

With a copy to:

Louis A. Brilleman, Esq.

Email: lbrilleman@lbcounsel.com

Executive may revoke this Release within seven (7) calendar days after it is executed by Executive by delivering a written notice of revocation to the addresses above no later than the close of business on the seventh (7th) calendar day after this Release was signed by Executive. If Executive revokes this Release, the Company shall have no obligation to provide any severance benefits set forth in the Agreement.

EXECUTIVE:

Signature: ____________________________________

Print name: ___________________________________

Date: _______________________________________

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